EXHIBIT 99.2




      NEWARK, DELAWARE ... February 9, 1998 - Lanxide Corporation (OTC Bulletin Board: LNXI), today announced that a transaction has been completed whereby DHB Capital Group Inc. (OTC Bulletin Board: DHBT) has acquired Lanxide Electronic Components Inc. ("LEC") and Lanxide Armor Products Inc. ("LAP") in consideration for satisfaction of Lanxide's loan from its bank in the amount of $5.7 million, plus royalties to be paid to Lanxide on the ongoing businesses. Certain equipment of LAP not utilized in the armor business was sold to Lanxide Technology Company L.P., a subsidiary of Lanxide.

      Because of its lack of operating funds, Lanxide was forced on Tuesday of last week to lay off approximately 280 employees. DHB hired all LEC and LAP employees and a few Lanxide employees, necessary to support LEC and LAP, last Wednesday in anticipation of closing the transaction. Thus, approximately 120 employees have been hired back since last Tuesday.

      With this new ownership, LEC and LAP will continue to supply their customers. Lanxide Corporation now has ten royalty-bearing license arrangements with various industrial companies. The Company is continuing to work with potential buyers of assets to re-open various parts of its operation. However, at this time Lanxide only has a small staff with limited funding to continue the effort to restructure its operations.

      Any questions can be directed to the Company's spokesman:

      R. Michael Rice
      Lanxide Corporation
      1300 Marrows Road
      P.O. Box 6077
      Newark, DE  19714-6077
      Tel. (302) 456-6219
      Fax (302) 454-1712